Exhibit (e)(7)

AMENDMENT 6

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of September 3, 2021 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	Janus Detroit Street Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

JANUS DETROIT STREET TRUST	ALPS DISTRIBUTORS, INC.

By: /s/ Jesper Nergaard	By: /s/ Stephen Kyllo
Name: Jesper Nergaard	Name: Stephen Kyllo
Title: Head of US Fund Administration	Title: SVP & Director

Distribution Agreement Amendment 6

Schedule A to this Amendment

Amendments

As of the Effective Date, the Existing Agreement is amended as follows:

1.	The current Appendix A (List of Portfolios) to Exhibit 1 of the Agreement shall be deleted in its entirety and replaced with the following new Appendix A (List of Portfolios) to Exhibit 1:

APPENDIX A

LIST OF PORTFOLIOS

Fund	Ticker

Janus Henderson Small Cap Growth Alpha ETF	JSML

Janus Henderson Small/Mid Cap Growth Alpha ETF	JSMD

Janus Henderson Short Duration Income ETF	VNLA

Janus Henderson Mortgage-Backed Securities ETF	JMBS

Janus Henderson AAA CLO ETF	JAAA

Janus Henderson U.S. Real Estate ETF	JRE

Janus Henderson International Sustainable Equity ETF	SXUS

Janus Henderson Net Zero Transition Resources ETF	JZRO

Janus Henderson U.S. Sustainable Equity ETF	SSPX

Janus Henderson Sustainable Corporate Bond ETF	SCRD

Janus Henderson Sustainable & Impact Core Bond ETF	JIB